Exhibit 99.1
Serina Therapeutics Reports First Quarter 2025 Financial Results and Provides Business Highlights

•On track for first patient dosing of SER-252 in Phase 1b clinical trial in advanced Parkinson’s disease in Q4 2025
•Strengthened balance sheet with recent financing
•Advancing innovative POZ Platform across multiple therapeutic modalities
•Two new seasoned biotech leaders added to the Board of Directors
HUNTSVILLE, May 8, 2025 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today reported its financial results for the first quarter ended March 31, 2025, along with recent business highlights.
"We are energized by the substantial progress and strengthened foundation we've achieved in recent months. Our partnership with Enable Injections, combined with our proprietary POZ optimization technology, continues to advance SER-252 toward a differentiated product profile and potential best-in-class therapy for advanced Parkinson’s care. With new capital infusions in the first quarter and April from strategic investors, we remain focused on reaching key milestones, including dosing the first patient in our Phase 1b clinical trial by the fourth quarter of this year," said Steve Ledger, CEO of Serina Therapeutics. "Importantly, we are dedicated to expanding the impact of our POZ Platform and remain committed to pushing the boundaries of our platform’s potential, from neurological disorders to RNA-based and ADC therapeutics, to improve patient outcomes and quality of life."
Recent Highlights
•Secured Funding: Serina secured $15 million in equity financing since late 2024, including a $10 million two-tranche investment from JuvVentures (closed in January 2025) and a $5 million private placement in April 2025 from a Securities Purchase Agreement entered with certain board directors and investors. This financial foundation enhances Serina's ability to focus on advancing its core therapeutic programs as the company prepares to initiate a Phase 1b trial of SER-252 in Q4 2025.
•New Board Directors Appointed: Serina added experienced biotech leaders Karen J. Wilson and Dr. Jay Venkatesan to the Board of Directors during the quarter, adding deep collective experience in corporate strategy, business development, and capital markets.
•Presented New POZ Platform Data: Shared data at the 4th LNP Formulation & Process Development Summit 2025 demonstrating that Serina’s POZ-lipid, a key component of lipid nanoparticles (LNPs), did not trigger an IgM or IgG antibody response following repeat dosing in rats in a vaccine format. In contrast, polyethylene glycol (PEG)-lipid standards, commonly used in current LNP formulations, elicited a strong and boosted antibody response. The absence of an immune response to Serina’s POZ-lipid represents a novel discovery that could enable the development of safer and more effective LNP formulations for gene therapy and RNA-based medicines.
First Quarter Operating Results
Revenues: Revenues were not material for the three months ended March 31, 2025 and 2024.
Operating expenses: Operating expenses for the three months ended March 31, 2025 and 2024 were $5.9 million and $2.3 million, respectively.
Research and development (R&D) expenses: Research and development expenses were $3.0 million for the three months ended March 31, 2025, compared to $1.1 million for the same period in 2024. The increase of $1.9 million is primarily due to increases in salaries, payroll related expenses and stock based compensation due to increased headcount, professional fees for the maintenance of certain patent and other intellectual property and biological material assets, outside research services and consultant spend for research programs.
General and administrative expenses: General and administrative expenses were $2.9 million for the three months ended March 31, 2025, compared to $1.2 million for the same period in 2024. The increase of $1.7 million is due primarily to increases in salaries and stock based compensation expenses as a result of new hires and directors, consulting expenses for critical finance functions, including financial planning, reporting, and operations, as well as the deployment of new platforms and software, and increases in directors and officers insurance.
Other income (expense), net: Other income, net was $1.0 million for the three months ended March 31, 2025, compared to $12.7 million net expense for the same period in 2024. The increase of $13.7 million is primarily attributable to an increase of $6.6 million in the gain from the change in fair value of liability classified Merger Warrants combined with the $7.0 million change in fair value relating to the Legacy Serina Convertible Notes and the AgeX-Serina Note.
Net Loss: The net loss attributable to Serina for the three months ended March 31, 2025 was $4.8 million, or $(0.49) per basic and diluted share, compared to net loss of $15.0 million, or $(5.38) per basic and diluted share for the same period in 2024.
Liquidity Information
Cash and cash equivalents totaled $4.3 million as of March 31, 2025.
The Company projects its cash and cash equivalents as of March 31, 2025, along with the $5.0 million of cash proceeds received in April 2025 from a Securities Purchase Agreement entered with certain board directors and investors for a private placement of securities, to last through the third quarter of 2025.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.
Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.
About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions. Serina plans to advance SER 252 to clinical testing in 2025.
For more information, please visit https://serinatherapeutics.com.
Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, Serina’s estimates regarding future revenue, expenses, capital requirements and need for additional financing, the sufficiency of Serina’s existing cash and cash equivalents to support operations through the third quarter of 2025, and Serina’s planned clinical programs, including planned clinical trials, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; competitive developments; Serina’s ability to continue as a going concern; Serina’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$4,267	$3,672
Prepaid expenses and other current assets	1,487	2,004
Total current assets	5,754	5,676

Property and equipment, net	484	501
Right of use assets - operating leases	412	461
Right of use assets - finance leases	81	86
TOTAL ASSETS	$6,731	$6,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,188	$744
Accrued expenses	979	1,429
Other current liabilities	185	193
Total current liabilities	2,352	2,366

Warrant liability	2,593	3,582
Operating lease liabilities, net of current portion	227	268
TOTAL LIABILITIES	5,172	6,216

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	50,831	44,958
Accumulated deficit	(49,131)	(44,318)
Total Serina Therapeutics, Inc. stockholders’ equity	1,701	641
Noncontrolling interest	(142)	(133)
Total stockholders’ equity	1,559	508
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,731	$6,724

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2025	2024
REVENUES
Grant revenues	$—	$5
Total revenues	—	5

OPERATING EXPENSES
Research and development	2,951	1,106
General and administrative	2,907	1,220
Total operating expenses	5,858	2,326

Loss from operations	(5,858)	(2,321)

OTHER INCOME (EXPENSE), NET
Interest expense	—	(186)
Change in fair value of convertible promissory notes	—	(7,017)
Change in fair value of warrants	989	(5,578)
Other income, net	47	87
Total other income, net	1,036	(12,694)

NET LOSS	(4,822)	(15,015)
Net loss attributable to noncontrolling interest	9	—

NET LOSS ATTRIBUTABLE TO SERINA THERAPEUTICS, INC.	$(4,813)	$(15,015)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.49)	$(5.38)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	9,756	2,790

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended March 31,
	2025	2024
OPERATING ACTIVITIES:
Net loss	$(4,822)	$(15,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17	25
Non-cash lease expense	61	45
Non-cash interest expense on convertible promissory note	—	163
Amortization of debt issuance costs	—	22
Stock-based compensation	956	53
Change in fair value of convertible promissory notes	—	7,017
Change in fair value of warrants	(989)	5,578
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	458	(57)
Accounts payable	441	244
Accrued expenses	(388)	403
Operating lease liabilities	(56)	(55)
Net cash used in operating activities	(4,322)	(1,577)

INVESTING ACTIVITIES:
Purchase of equipment	—	(14)
Net cash used in investing activities	—	(14)

FINANCING ACTIVITIES:
Drawdown on loan facilities from Juvenescence	—	2,400
Cash and restricted cash acquired in connection with the Merger	—	337
Proceeds from the exercise of stock options	1	4
Proceeds from Juvenescence stock purchase, net of issuance costs	4,916	—
Principal repayments on finance lease liabilities	—	(13)
Net cash provided by financing activities	4,917	2,728

NET CHANGE IN CASH AND CASH EQUIVALENTS	595	1,137

CASH AND CASH EQUIVALENTS:
At beginning of the period	3,672	7,619
At end of the period	$4,267	$8,756

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Issuance of common stock upon conversion of Preferred Stock	$—	$36,404
Merger and issuance of common stock upon consummation of Merger on March 26, 2024	$—	$961
Deemed dividend from issuance of warrants	$—	$18,501